Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Announces Q4 Revenue of $426 Million and EPS of $0.53
Sets Fiscal 2008 Revenue Growth Target of 15% to 18%
Initiates Q1 Revenue Guidance of $440 - $460 Million
NEENAH, WI, October 31, 2007 — Plexus Corp. (Nasdaq: PLXS) today announced:
•	Q4 Fiscal 2007 Results: Revenue for the fiscal 4th quarter ended September 29, 2007 was $426 million with diluted GAAP EPS of $0.53, including $0.03 per share of stock option expense and $0.02 per share of restructuring costs.

•	Fiscal 2008 Revenue Growth Target: Consistent with the Company’s strategic objectives, Plexus is targeting revenue growth in the range of 15% to 18% in fiscal 2008.

•	Q1 Fiscal 2008 Guidance: The Company established fiscal 1st quarter revenue guidance of $440 to $460 million with EPS, excluding any restructuring charges, in the range of $0.58 to $0.63, including approximately $0.03 per share of stock option expense.
Dean Foate, President and CEO, commented, “Our return on invested capital (ROIC) for fiscal 2007 of 17.6% was above our weighted average cost of capital (WACC) and consistent with our long-term financial model. Despite being at the low end of our revenue guidance for Q4, we exceeded our earnings expectations, driven primarily by a favorable mix of customer programs, better than expected labor efficiencies and strong performance by our engineering services organization (Technology Group). Relative to our guidance for Q4, our Medical Sector was exceptionally strong while our Defense Sector revenues were lower than expected, as we experienced an approximately $15 million push-out in the production schedule for a significant defense customer to the first quarter of fiscal 2008. Q4 included approximately $44 million of revenue for this customer.”
Ginger Jones, Chief Financial Officer, added “Our operating income for Q4 was favorably impacted by approximately $0.01 as a result of several items: we recognized approximately $2.9 million of pre-tax benefit for shipments of inventory that we had previously written down for a financially distressed customer, which was offset by a $0.9 million pre-tax restructuring charge as we scaled our Mexican operations to match current revenue levels, as well as a $1.3 million pre-tax warranty-related charge. Offsetting the favorable net impact to operating income, we continued to experience losses in our Mexican facility, and our tax rate for fiscal 2007 was higher than expected at approximately 22%, primarily due to the regional mix of production in Q4. This resulted in an effective tax rate of 25% for the fourth quarter, which reduced diluted earnings per share for the quarter by approximately $0.04.”
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Foate said, “Looking forward, we are expecting a strong start to fiscal 2008, with Q1 revenue in the range of $440 million to $460 million with single digit growth in all of our Market Sectors, with the exception of our Defense Sector where we expect sequential revenue growth to exceed 25%. Including the production push-out from Q4 and a small follow-on order from our large defense customer, we are currently expecting approximately $54 million in revenue from this program in Q1 followed by approximately $26 million in Q2.”
Jones commented, “Due to customer mix, we are also expecting Q1 to be an exceptionally strong earnings quarter, with EPS, excluding any restructuring charges, in the range of $0.58 to $0.63, including approximately $0.03 per share of stock option expense. Looking to future quarters in fiscal 2008, we believe that successfully executing on our strategy to gain market share and grow revenues 15% to 18% will deliver a more consistently sustainable ‘20-10-5’ financial model (20% ROIC target, 10% gross margin target and 5% operating earnings target).”
Foate concluded, “We believe Plexus offers a unique value proposition that creates competitive advantage for OEMs with mid- to low-volume, higher-mix requirements in the market sectors we serve, and that this is the foundation of our goal to double the size of Plexus over a 4- to 5-year horizon. Consistent with this goal we are setting a 15% to 18% revenue growth objective for fiscal 2008. Our strong start to the year suggests that the near-term objective is achievable, yet we are mindful of growing economic uncertainly that could derail end-market demand.”
Plexus provides non-GAAP supplemental information. These non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including ROIC, are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q4 — Fiscal 2007	Q3 — Fiscal 2007
Wireline/Networking	42%	46%
Wireless Infrastructure	8%	9%
Medical	21%	24%
Industrial/Commercial	15%	14%
Defense/Security/Aerospace	14%	7%

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FISCAL Q4 HIGHLIGHTS
•	Annual ROIC was 17.6%. The Company defines ROIC as tax-effected operating income, excluding restructuring costs, divided by average capital employed over a rolling five quarter period. Capital employed is defined as equity plus debt, less cash and cash equivalents and short-term investments.
•	Cash flow provided by operations was approximately $23.0 million for the quarter.
•	Top 10 customers comprised 65% of sales during the quarter, up 1 percentage point from the previous quarter.
•	Juniper Networks Inc., with 22% of sales, and an un-named defense sector customer, with 10% of sales, were the only customers representing 10% or more of revenues for the quarter.
•	Capital expenditures for the quarter were $10.0 million.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 — Fiscal 2007	Q3 — Fiscal 2007
Days in Accounts Receivable	49 Days	48 Days
Days in Inventory	68 Days	68 Days
Days in Accounts Payable	(58) Days	(53) Days
Annualized Cash Cycle	59 Days	63 Days

Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q4 Earnings Conference Call

When:	Thursday, November 1st at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 9261576
http://www.videonewswire.com/PLXS/110107
(requires Windows Media Player)

Replay:	The call will be archived until November 8, 2007 at noon Eastern Time
http://www.videonewswire.com/PLXS/110107
or via telephone replay at 877-519-4471 or 973-341-3080
PIN: 9261576

For further information, please contact:
Kristian Talvitie, Vice President — Marketing, Branding and Communications
920-969-6160 or kristian.talvitie@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus ( www.plexus.com ) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
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Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” ”plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders in the defense market sector and the uncertainty of defense appropriations and spending; the Company’s ability to secure new customers and maintain its current customer base; the risks of concentration of work for certain customers; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our expansions in Asia; the adequacy of restructuring and similar charges as compared to actual expenses; the degree of success and the costs of efforts to improve the financial performance of its Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the costs and inherent uncertainties of pending litigation; the effect of general economic conditions and world events (such as increases in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net sales	$425,679	$396,942	$1,546,264	$1,460,557
Cost of sales	371,960	352,061	1,382,725	1,301,857

Gross profit	53,719	44,881	163,539	158,700

Operating expenses:
Selling and administrative expenses	21,175	20,354	82,263	78,438
Restructuring and asset impairment costs	906	—	1,838	—

	22,081	20,354	84,101	78,438

Operating income	31,638	24,527	79,438	80,262

Other income (expense):
Interest expense	(742)	(855)	(3,168)	(3,507)
Interest income	2,371	1,937	9,099	6,163
Miscellaneous income (expense)	(32)	(223)	(1,115)	434

Income before income taxes and cumulative effect of change in accounting principle — net of income tax	33,235	25,386	84,254	83,352

Income tax expense (benefit)	8,332	(17,758)	18,536	(17,178)

Income before cumulative effect of change in accounting principle	24,903	43,144	65,718	100,530

Cumulative effect of change in accounting principle — net of income tax	—	505	—	505

Net income	$24,903	$42,639	$65,718	$100,025

Earnings per share:
Basic:
Income before cumulative effect of change in accounting principle — net of income tax	$0.54	$0.93	$1.42	$2.23
Cumulative effect of change in accounting principle — net of income tax	—	0.01	—	0.01

	$0.54	$0.92	$1.42	$2.22

Diluted:
Income before cumulative effect of change in accounting principle — net of income tax	$0.53	$0.92	$1.41	$2.16
Cumulative effect of change in accounting principle — net of income tax	—	0.01	—	0.01

	$0.53	$0.91	$1.41	$2.15

Weighted average shares outstanding:
Basic	46,375	46,208	46,312	45,146

Diluted	46,864	46,860	46,739	46,490

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net income — GAAP	$24,903	$42,639	$65,718	$100,025

Add cumulative effect of change in accounting principle — net of income tax	—	505	—	505

Add income tax expense (benefit)**	8,332	(17,758)	18,536	(17,178)

Income before income taxes and cumulative effect of change in accounting principle — net of income tax — GAAP	33,235	25,386	84,254	83,352

Add: Restructuring and impairment costs*	906	—	1,838	—

Income before cumulative effect of change in accounting — net of income taxes and excluding restructuring and impairment costs — Non-GAAP	34,141	25,386	86,092	83,352

Income tax expense (benefit) — Non-GAAP	8,535	(83)	18,940	496

Net income — Non-GAAP	$25,606	$25,469	$67,152	$82,856

Earnings per share — Non-GAAP:
Basic	$0.55	$0.55	$1.45	$1.84

Diluted	$0.55	$0.54	$1.44	$1.78

Weighted average shares outstanding:
Basic	46,375	46,208	46,312	45,146

Diluted	46,864	46,860	46,739	46,490

* Summary of restructuring and impairment costs

Restructuring and impairment costs:
Severance costs	$906	$—	$1,838	$—

** Impact related to the reversal of the valuation allowance

Reversal of the valuation allowance to income taxes	$—	$(17,674)	$—	$(17,674)

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 29,	September 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$154,109	$164,912
Short-term investments	55,000	30,000
Accounts receivable	230,826	209,737
Inventories	275,854	224,342
Deferred income taxes	12,932	10,232
Prepaid expenses and other	5,434	6,226

Total current assets	734,155	645,449

Property, plant and equipment, net	159,517	134,437
Goodwill, net	8,062	7,400
Deferred income taxes	2,310	4,542
Other	12,472	9,634

Total assets	$916,516	$801,462

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,720	$997
Accounts payable	237,034	215,332
Customer deposits	10,381	7,091
Accrued liabilities:
Salaries and wages	23,149	33,153
Other	34,755	29,808

Total current liabilities	307,039	286,381

Capital lease obligations, net of current portion	25,082	25,653
Other liabilities	9,372	7,861
Deferred income taxes	1,758	—

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,402 and 46,217 shares issued and outstanding, respectively	464	462
Additional paid-in-capital	336,603	312,785
Retained earnings	224,586	158,868
Accumulated other comprehensive income	11,612	9,452

Total shareholders’ equity	573,265	481,567

Total liabilities and shareholders’ equity	$916,516	$801,462

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